Execution Version

THIRD AMENDMENT TO THE SECOND AMENDED AND RESTATED GATHERING AGREEMENT
This Third Amendment (as the same may be amended from time to time in accordance herewith, this “Third Amendment”) is entered into as of the 15th day of May, 2018 (the “Amendment Effective Date”), by and among CNX Gas Company LLC, a Virginia limited liability company (“Shipper”), and Gatherer (as such term is defined in the Gathering Agreement), and is an amendment of that certain Second Amended and Restated Gathering Agreement by and between Shipper and Gatherer dated January 3, 2018 (and such agreement, as amended by that certain First Amendment dated as of March 16, 2018 and Second Amendment dated as of May 2, 2018, the “Gathering Agreement”). Each of Shipper and Gatherer may sometimes be referred to herein individually as a “Party” and together as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Gathering Agreement.
RECITALS
WHEREAS, Shipper has requested that Gatherer enter into this Third Amendment in order to authorize Gatherer to enroll and participate in the Programs for the benefit of Shipper in order to lower Shipper’s electricity costs related to the services provided by Gatherer pursuant to the Gathering Agreement on certain Individual Systems; and
WHEREAS, subject to and upon the terms set forth herein, Gatherer has agreed to Shipper’s requests.
NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Section 1.Amendments as of the Amendment Effective Date. The Gathering Agreement shall be amended effective as of the Amendment Effective Date in the manner provided in this Section 1.
1.1    The following terms are hereby added to Section 1.1 of the Gathering Agreement in the appropriate alphabetical order with the existing definitions therein:
“Amendment Effective Date” has the meaning set forth in the Recitals to this Third Amendment.
“Capacity Payment” has the meaning set forth in the applicable Program Agreement.
“Demand Response Downtime Event” has the meaning set forth in Section 11.5(b).
“Demand Response Downtime Payment” has the meaning set forth in Section 11.5(d).
“Energy Payment” has the meaning set forth in the applicable Program Agreement.

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“Event” has the meaning set forth in the applicable Program Agreement.
“Flush Gas Difference” has the meaning set forth in Section 11.5(d).
“HG” means HG Energy II Appalachia, LLC, as successor in interest to Noble Energy, Inc.
“Demand Response Provider” means the demand response provider set forth in the applicable Program Agreement.
“Program” means the demand response program provided by the applicable Demand Response Provider for the applicable Individual Systems pursuant to and as further described in the applicable Program Agreement.
“Program Agreement” means the definitive agreements, attached hereto as, and substantially in the form of, Exhibit U, entered into by Gatherer for enrollment and participation in demand response programs for the applicable Individual Systems pursuant to such definitive agreement.
“Program Event” means any curtailments of electricity or tests, including Events and Tests, due in whole or in part to a Program.
“Program Payments” means payments received by Gatherer pursuant to the Program Agreements, including Capacity Payments and Energy Payments.
“Test” has the meaning set forth in the applicable Program Agreement.
1.2    The following Section is hereby added to Article 11 of the Gathering Agreement:
Section 11.5 Demand Response Program.
(a) Consent. Shipper hereby authorizes Gatherer to (i) enroll and participate in the Programs, as may be amended from time to time, (ii) enter into the Program Agreements set forth in Exhibit U, as may be amended from time to time, and (iii) execute the Programs exclusively in respect of operations on the Individual Systems set forth in such Program Agreements. Such authorization shall only apply to the Program Agreements set forth in Exhibit U as of the Amendment Effective Date, and to the Individual Systems set forth therein. An instrument in writing executed by the Parties in accordance with Section 16.6 shall be required prior to Gatherer executing any Program Agreements (other than the Program Agreements set forth in Exhibit U as of the Amendment Effective Date).
(b) Program Events Deemed Force Majeure. Gatherer shall, in its sole discretion, have the right to curtail or interrupt receipts and deliveries of Gas and Liquid Condensate and otherwise shutdown or make unavailable the applicable Individual Systems for any reason due in whole or in part to a Program Event or otherwise in accordance with the applicable Program (any curtailment or other interruption to service arising from such events, a “Demand Response Downtime Event”). All shutdowns, unavailability, interruptions and curtailments of an Individual System, including curtailments and interruptions of receipts and deliveries of Gas and Liquid Condensate, arising out of or related to a Program Event or Program shall be deemed a Demand Response Downtime Event and, notwithstanding anything to the contrary, shall be deemed events of Force Majeure declared by Gatherer.
(c) Credit of Payments Received Pursuant to the Program. Within 60 Days of receipt by Gatherer of any Program Payment, Gatherer shall pay Shipper its proportional share of such Program Payment. Shipper’s proportional share of a Program Payment shall be calculated by (i) determining the portion of such Program Payment that corresponds to each Program Event, and (ii) allocating such portion to Shipper based on Shipper’s share of the electricity costs on the applicable Individual Systems over the seven Day period prior to (but not including) the Day of such Program Event, which share of electricity costs is allocated to Shipper in accordance with Section 1.8 of Exhibit A to the Gathering Agreement.
(d) Program Event Fees. Shipper shall pay Gatherer (the “Demand Response Downtime Payment”) for each Day of any Program Event (pro-rated for the actual duration of the Program Event during such Day), an amount which shall be equal to 1.05 times the average daily Fees (calculated in accordance with Section 5.1) over the seven Day period prior to (but not including) such Program Event; provided that if the actual Fees due to Gatherer on the Day immediately following the applicable Program Event are greater than the Demand Response Downtime Payment (such difference, the “Flush Gas Difference”), then the Demand Response Downtime Payment due to Gatherer for such Program Event shall be reduced by the Flush Gas Difference. For the avoidance of doubt, the Demand Response Downtime Payment shall never be less than $0. Additionally, Shipper shall reimburse Gatherer for any and all direct costs associated with Gatherer’s compliance with Program requirements, including, without limitation, costs of any new communications equipment, required by such Program.
(e) Notice of Events and Tests. Gatherer shall use commercially reasonable efforts to provide Shipper with verbal notice (promptly followed by written notice) of impending Events or Tests at least 15 minutes prior to such Event or Test (as applicable). Shipper shall provide verbal notice (promptly followed by written confirmation) of approval or disapproval of participation in the applicable Event or Test within 10 minutes of Gatherer’s verbal notice; provided that if HG or Shipper fail to respond within the stipulated time, such failure shall be deemed approval of the applicable Event or Test (as applicable), and provided, further, that if HG’s and Shipper’s notices (or deemed notices) with respect to participation in such Event or Test conflict and such conflict is not resolved within 10 minutes of Gatherer’s verbal notice, then such notices (including failure to provide notice) shall be deemed disapproval of such Event or Test.
(f) Program Agreement Indemnification. NOTWITHSTANDING ANYTHING TO THE CONTRARY, SHIPPER AGREES TO AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS GATHERER AND GATHERER GROUP FROM AND AGAINST ANY AND ALL DAMAGES, LOSSES, COSTS AND EXPENSES DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO

THIS SECTION 11.5, THE PROGRAM AGREEMENTS AND THE PROGRAMS, EXCEPT TO THE EXTENT THAT SUCH DAMAGES, LOSSES, COSTS OR EXPENSES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GATHERER OR A MEMBER OF GATHERER GROUP. The Parties acknowledge and agree that, notwithstanding anything to the contrary, Gatherer has no ability to control the extent or duration of any curtailments attributable to the Program Agreements and Programs and accordingly Shipper acknowledges that Gatherer has no obligation to attempt to minimize the extent or duration of any curtailments arising therefrom or otherwise remedy any such curtailments.
(g) Termination. Subject to Section 11.5(f), Shipper may, at any time with 30 Days’ prior written notice and with the prior written consent of HG, require Gatherer to withdraw from the Program and terminate the Program Agreement; provided that Shipper shall be solely liable, and shall indemnify Gatherer, for any and all costs, expenses and liabilities related to such termination.
1.3    The following terms are hereby amended as follows:
“Downtime Event” means, with respect to the Gathering System or any Individual System , a period during which all or a portion of the Gathering System or such Individual System (or any other Individual System impacted thereby) was unavailable to provide Gathering Services, due to reasons other than (a) Force Majeure (including any deemed events of Force Majeure under Sections 4.7, 11.3 and 11.5) and/or (b) Gatherer’s failure to provide Compression Services for any Compression Obligation Receipt Point on such Individual System in accordance with this Agreement (for which remedies are provided under Sections 2.5(a)(iv) and 5.2(c)).
“Priority One Service” means with respect to each Individual System, that type of service that has the highest priority call on capacity of all or any relevant portion of such Individual System, which service shall not be subject to interruption or curtailment except by reason of an event of Force Majeure (including any deemed events of Force Majeure under Sections 11.3 and 11.5).
“Priority Two Service” means with respect to each Individual System, that type of service that has the second highest priority call on capacity of all or any relevant portion of such Individual System second only to Priority One Service, which service shall not be subject to interruption or curtailment except by reason of an event of Force Majeure (including any deemed events of Force Majeure under Sections 11.3 and 11.5) and which service in any event has a higher priority than Gathering Services on an Interruptible Basis and any other permissible level of service established by Gatherer pursuant to the terms and conditions of this Agreement (other than Priority One Service).
1.4    Section 2.5(b) of the Gathering Agreement is hereby amended as follows:

“(including Force Majeure declared by Gatherer, but excluding any deemed events of Force Majeure under Section 4.7 and/or Section 11.5)”
1.5    Section(a)(vi) and (a)(viii) of Exhibit S are each hereby amended by inserting the words “or Section 11.5” immediately after “Section 4.7” appearing in the parenthetical in line 6 of each such subsection.
1.6    Annex 1 attached hereto is hereby attached to the Gathering Agreement as Exhibit U and “EXHIBIT U PROGRAM AGREEMENTS” is hereby added to the Exhibit list appearing after page (iii) of the Agreement.
Section 2.    Miscellaneous.
2.1    This Third Amendment is and the legal relations among the parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.
2.2    This Third Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.
2.3    This Third Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Third Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Third Amendment.
2.4    The Gathering Agreement, as amended by this Third Amendment, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
IN WITNESS WHEREOF, the Parties have caused this Third Amendment to be duly executed by their respective authorized officers on the date and year first above written.
[Signature Pages to Follow]

“GATHERER”
CNX MIDSTREAM DEVCO I LP

By:	CNX MIDSTREAM DEVCO I GP LLC, its general partner

By: /S/ Joseph M. Fink
Name: Joseph M. Fink
Title: Vice President

CNX MIDSTREAM DEVCO II LP

By:	CNX MIDSTREAM DEVCO II GP LLC, its general partner

By: /S/ Joseph M. Fink
Name: Joseph M. Fink
Title: Vice President

CNX MIDSTREAM DEVCO III LP

By:	CNX MIDSTREAM DEVCO III GP LLC, its general partner

By: /S/ Joseph M. Fink
Name: Joseph M. Fink
Title: Vice President

CNX MIDSTREAM OPERATING COMPANY LLC
By: /S/ Joseph M. Fink
Name: Joseph M. Fink
Title: Vice President

[Signature Page]
THIRD AMENDMENT TO GATHERING AGREEMENT

“SHIPPER”
CNX GAS COMPANY LLC
By: /S/ Craig W. Neal
Name: Craig W. Neal
Title: Vice President

[Signature Page]
THIRD AMENDMENT TO GATHERING AGREEMENT

ANNEX 1
EXHIBIT T

PROGRAM AGREEMENTS